Exhibit 99.2

RENTECH NITROGEN PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 has been adjusted to give effect to the acquisition by Rentech Nitrogen Partners, L.P. (the “Partnership” or “RNP”) of 100% of the membership interests of Agrifos LLC on November 1, 2012 and the other transactions described in Note 1 to the unaudited pro forma condensed combined statement of income (the “Agrifos Acquisition”).

The unaudited pro forma condensed combined statement of income is not necessarily indicative of the results that the Partnership would have achieved had the transaction described herein actually taken place at the date indicated, and do not purport to be indicative of future operating results. The unaudited pro forma condensed combined statement of income should be read in conjunction with (i) the Partnership’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the year ended December 31, 2012, (ii) the restated, audited financial statements of Agrifos Fertilizer LLC (“Agrifos Fertilizer”) for the years ended December 31, 2011, 2010 and 2009, included in its Current Report on Form 8-K/A filed on January 14, 2013, and (iii) Agrifos Fertilizer’s restated, unaudited financial statements for the nine months ended September 30, 2012 and 2011, included in its Current Report on Form 8-K/A filed on January 14, 2013.

The pro forma adjustments are based on available information and certain assumptions that the Partnership believes are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Pro forma adjustments are those that are directly attributable to the Agrifos Acquisition, are factually supportable and are expected to have a continuing impact on the consolidated results. The final purchase price related to the Acquisition, as defined in Note 1, and the allocation thereof may differ from that reflected in the pro forma condensed combined statement of income after final working capital adjustments are performed and a determination of the earn-out consideration is known. The unaudited pro forma condensed combined statement of income does not include adjustments relating to any possible revenue enhancements, expense efficiencies, or other actions that may result from this transaction.

The pro forma financial information has been prepared using the acquisition method of accounting. Accordingly, the assets and liabilities of Agrifos Fertilizer are adjusted to their estimated fair values. The estimates of fair value are preliminary and are dependent upon final working capital adjustments, a final environmental assessment of the property and a determination of the final earn-out consideration. Accordingly, actual adjustments to the consolidated statement of income will differ, perhaps materially, from those reflected in the unaudited pro forma condensed combined statement of income.

RENTECH NITROGEN PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

	Actual Year Ended December 31, 2012 RNP	Actual Ten Months Ended October 31, 2012 Agrifos Fertilizer	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2012
	(in thousands, except per unit data)
Revenues	$261,635	$126,484	$—		$388,119
Cost of sales	129,796	120,100	(2,392	)(a)	247,504

Gross profit	131,839	6,384	2,392		140,615

Operating expenses
Selling, general and administrative expense	18,376	7,461	(2,798	)(b)	23,039
Depreciation and amortization	1,390	—	2,917	(c)	4,307
Other	510	—	—		510

Total operating expenses	20,276	7,461	119		27,856

Operating income	111,563	(1,077)	2,273		112,759

Other income (expense), net
Interest expense	(1,469)	(958)	(4,850	)(d)	(7,277)
Loss on debt extinguishment	(2,114)	—	2,114	(e)	—
Loss on interest rate swaps	(951)	—	—		(951)
Other income, net	277	1,001	—		1,278

Total other expense, net	(4,257)	43	(2,736)		(6,950)

Income (loss) before income taxes	107,306	(1,034)	(463)		105,809
Income tax expense	303	3,606	(3,606	)(f)	303

Net income (loss)	$107,003	$(4,640)	$3,143		$105,506

Net income per common unit—Basic	$2.78				$2.71
Net income per common unit—Diluted	$2.78				$2.71
Weighted-average units used to compute net income per common unit:
Basic	38,350		449	(g)	38,799
Diluted	38,352		449	(g)	38,801

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

RENTECH NITROGEN PARTNERS, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(1)	Organization and Basis of Presentation

On November 1, 2012, the Partnership completed its acquisition of 100% of the membership interests of Agrifos LLC (“Agrifos”) from Agrifos Holdings Inc. (the “Seller”), pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”). Upon the closing of this transaction (the “Acquisition”), Agrifos became a wholly-owned subsidiary of the Partnership and its name changed to Rentech Nitrogen Pasadena Holdings, LLC. Rentech Nitrogen Pasadena Holdings, LLC owns all of the member interests in Rentech Nitrogen Pasadena, LLC (“RNPLLC”), formerly known as Agrifos Fertilizer, LLC, which owns and operates the Pasadena Facility.

The purchase price for Agrifos and its subsidiaries consisted of an initial purchase price of $136.0 million in cash, less estimated working capital adjustments, and $20.0 million in common units representing limited partnership interests in the Partnership (the “Common Units”), as well as potential earn-out consideration of up to $50.0 million to be paid in Common Units or cash at the Partnership’s option based on the amount by which the two-year Adjusted EBITDA, as defined in the Purchase Agreement, of the Pasadena Facility exceeds certain Adjusted EBITDA thresholds. Among other terms, the Seller is required to indemnify the Partnership for a period of six years after the closing for certain environmental matters relating to the Pasadena Facility, which indemnification obligations are subject to important limitations including a deductible and an overall cap. The Partnership deposited with an escrow agent in several escrow accounts a portion of the initial consideration consisting of an aggregate of $7.25 million in cash, and 323,276 Common Units, representing a value of $12.0 million, which amounts may be used to satisfy certain indemnity claims upon the occurrence of certain events. Any earn-out consideration would be paid after April 30, 2015 and the completion of the relevant calculations in either Common Units or cash at our option.

On October 31, 2012, Rentech Nitrogen, LLC (“RNLLC”), the Partnership, RNPLLC and certain subsidiaries of RNPLLC entered into a credit agreement (the “Credit Agreement”). The Credit Agreement consists of (i) a $110.0 million multiple draw term loan (the “CapEx Facility”) which can be used to pay for (a) capital expenditures related to the ammonia production and storage capacity expansion at the RNLLC’s facility in East Dubuque, Illinois and (b) capital expenditures related to RNPLLC’s facility in Pasadena, Texas (the “Pasadena Facility”) (in an amount up to $10.0 million), (ii) a $155.0 million term loan (the “Term Loan”) that was used to finance the cash consideration paid in the Acquisition and transaction expenses and (iii) the $35.0 million revolving credit facility (the “Revolving Credit Facility”) that can be used for working capital needs, letters of credit and for general corporate purposes. The Credit Agreement also provides for a $35.0 million incremental term loan facility (the “Accordion Facility”) which allows RNPLLC to borrow additional funds from any of the lenders, if such lenders agree to lend such amount, and have such borrowings included under the terms of the Credit Agreement. Proceeds from the Accordion Facility must be used for certain specified development projects at the Pasadena Facility. The Credit Agreement has a maturity date of October 31, 2017.

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, at the borrowers’ option, either (a) in the case of base rate borrowings, a rate equal to the highest of (1) the prime rate, (2) the federal funds rate plus 0.5% or (3) LIBOR for an interest period of three months plus 1.00% or (b) in the case of LIBOR borrowings, the offered rate per annum for deposits of dollars for the applicable interest period on the day that is two business days prior to the first day of such interest period. The applicable margin for borrowings under the Credit Agreement will be 2.75% with respect to base rate borrowings and 3.75% with respect to LIBOR borrowings. Additionally, the borrowers are required to pay a fee to the lenders under the CapEx Facility on the undrawn portion available at a rate of 0.75% per annum and a fee to the lenders under the Revolving Credit Facility on the undrawn portion available at a rate of 0.50% per annum. The borrowers are also required to pay customary letter of credit fees on issued letters of credit.

The unaudited pro forma condensed combined statement of income has been derived from the audited historical financial statements of the Partnership and the unaudited historical financial statements of Agrifos Fertilizer, LLC for the ten months ended October 31, 2012. Agrifos is a pass-through entity with no operations.

The pro forma adjustments have been prepared as if the transaction described above had taken place on January 1, 2012.

The pro forma financial information has been prepared using the acquisition method of accounting. Accordingly, the assets and liabilities of Agrifos Fertilizer, LLC are adjusted to their estimated fair values. The estimates of fair value are preliminary and are dependent upon final working capital adjustments. Accordingly, actual adjustments to the consolidated statement of income will differ, perhaps materially, from those reflected in the pro forma condensed combined statement of income.

(2)	Preliminary Allocation of Purchase Price and Calculation of Goodwill

As discussed in note 1, the Partnership has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. Since this unaudited pro forma condensed combined statement of income has been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented.

The preliminary purchase price consisted of the following (amounts in thousands):

Cash (through borrowings under the Credit Agreement) less estimated working capital adjustments	$136,018
Fair market value of 538,793 Common Units issued	20,000
Estimate of potential earn-out consideration	4,920

Total preliminary purchase price	$160,938

(3)	Pro Forma Condensed Combined Statement of Income Adjustments and Assumptions

(a) Reflects the following cost of sales activity:

Reclassification certain Agrifos departments from cost of sales to selling, general and administrative (“SG&A”) expense	$(1,286)
Elimination of Agrifos’ historical amortization of financing costs	(507)
Decrease in depreciation expense	(490)
Adjustment due to Agrifos changing from standard costing of inventory to first-in first-out method	(109)

Pro forma cost of sales adjustment	$(2,392)

(b) Reflects the following SG&A expense activity:

Reclassification certain Agrifos departments from cost of sales to SG&A expense	$1,286
Commitment fee on unused portion of CapEx Facility and Revolving Credit Facility	723
Elimination of Agrifos acquisition costs	(4,131)
Elimination of the Partnership’s historical commitment fee on unused credit facilities	(676)

Net pro forma SG&A adjustment	$(2,798)

(c) Reflects increase in depreciation and amortization expense due to intangible assets acquired in the Acquisition.

(d) Reflects the following interest expense activity:

Interest expense under the Credit Agreement	$(6,117)
Amortization of debt issuance costs related to the Credit Agreement over a five year period	(1,152)
Elimination of the Partnership’s historical interest expense	1,461
Elimination of Agrifos’ historical interest expense	958

Net pro forma interest expense adjustment	$(4,850)

(e) Reflects elimination of the Partnership’s historical loss on debt extinguishment.

(f) Reflects elimination of Agrifos’ historical income tax expense, except for Texas franchise tax.

(g) Reflects increase in weighted average Common Units outstanding as a result of the Common Units issued in the Acquisition.

(4)	Pro Forma Net Income Per Common Unit

Basic income per Common Unit is calculated by dividing net income by the weighted average number of Common Units outstanding for the period. Diluted net income per Common Unit is calculated by dividing net income by the weighted average number of Common Units outstanding plus the dilutive effect, calculated using the “treasury stock” method for the unvested phantom units. Phantom units are settled for Common Units upon vesting and are issued in tandem with distribution rights during the vesting period.